EXHIBIT 99.1

Colony Bankcorp, Inc. Announces Interim CEO Appointment for Colony Bank Southeast

FITZGERALD, Ga., Dec. 20, 2007 (PRIME NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced that its President and CEO, Al D. Ross, will concurrently serve as interim CEO of its wholly owned subsidiary, Colony Bank Southeast, located in Douglas, Georgia. The announcement comes as a result of former Colony Bank Southeast CEO, W. Mike Miller, and Savannah City President, Jamie A. Chisolm, stepping down to pursue other opportunities. A new Colony Bank Southeast CEO and Savannah City President will be named shortly.

Colony Bank Southeast is a state chartered commercial bank with its home office located in Douglas, Georgia, that operates four banking locations -- one in Broxton, Georgia, two in Douglas, Georgia, and one in Savannah, Georgia. Colony Bank Southeast opened its new 7,400 square foot banking facility in Savannah, Georgia in September 2005. The office located at 7011 Hodgson Memorial Drive serves the Savannah/Chatham County market and operates under the trade name Colony Bank. An additional branch has been planned for Savannah with site preparation currently underway.

Al D. Ross, President and CEO of Colony Bankcorp, Inc. (the "Company"), has served as President and Chief Executive Officer of the Company since January 2006 and served as President and Chief Operating Officer of the Company from December 2004 to January 2006 and served as Executive Vice President of the Company from January 2003 to December 2004 and served as Senior Vice President of the Company from May 2002 to January 2003. He also served as President and Chief Executive Officer of Colony Bank Southeast from May 2001 to January 2006. Mr. Ross serves as a Director of Colony Bank Southeast, Colony Bank of Fitzgerald, Colony Management Services, Inc., Colony Bank Ashburn, Colony Bank Quitman, Colony Bank Worth and Chairman of Georgia First Mortgage Company. Mr. Ross has been a Director of Colony Bankcorp since January 2005.

Mr. Ross, stated, "Colony Bankcorp remains excited about the growth opportunities in Savannah. With a metro economy that thrives on a growing port, tourism, two military bases, and diverse industry, Savannah offers a great diversification to Colony's flagship rural communities. Colony Bank Southeast is proud to be part of Savannah and looks forward to future expansion in Savannah." Colony Bank Southeast, including its Savannah location, has total assets of approximately $210 million. Colony Bankcorp, Inc. has approximately $1.22 billion in total consolidated assets.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-eight offices located in South and Central Georgia cities of Albany, Ashburn, Broxton, Chester, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Pitts, Quitman, Rochelle, Savannah, Soperton, Sylvester, Thomaston, Tifton, Valdosta, and Warner Robins.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT:  Colony Bankcorp, Inc.
          Donna S. Watson, V.P. -- Marketing
          (229) 426-6077
          Fitzgerald, Georgia 31750